Riviera Holdings Corporation
                                  2901 Las Vegas Boulevard South
                                        Las Vegas NV 89109
                                Investor Relations: (800) 362-1460
                                        TRADED: AMEX - RIV
                                       www.rivierahotel.com



FOR FURTHER INFORMATION


AT THE COMPANY                              INVESTOR RELATIONS
Phil Simons, Treasurer and CFO              Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                        (208) 241-3704 Voice
(702) 794-9442 Fax                          (208) 232-5317 Fax
Email:  psimons@theriviera.com              Email:   betsytruax_hartman@msn.com


FOR IMMEDIATE RELEASE


              RIVIERA REPORTS RESULTS FOR THIRD QUARTER 2008


     LAS VEGAS,  NV - November 6, 2008 -- Riviera  Holdings  Corporation  (AMEX:
RIV) today reported financial results for the three-month and nine-month periods ended September 30, 2008.

Third Quarter 2008

     Net revenues for the third quarter of 2008 were $40.2 million, a decrease of $12.2 million, or 23 percent, from $52.4 million for the comparable period in the prior year. Net revenues decreased due to a 20 percent net revenue reduction at Riviera Las Vegas and a 31 percent net revenue reduction at Riviera Black Hawk. Income from operations for the third quarter of 2008 was $0.2 million, a decrease of $6.5 million, or 97 percent, from $6.7 million for the comparable period in the prior year. Income from operations decreased as a result of a 95 percent operating income reduction at Riviera Las Vegas and a 66 percent operating income reduction at Riviera Black Hawk. Decreases in Riviera Las Vegas and Riviera Black Hawk net revenues and operating results are described in detail below. Income from operations for the third quarter of 2008 included $1.0 million in corporate payroll and related expenses, $0.2 million in equity compensations costs and $0.1 million in mergers, acquisitions and development costs. These corporate costs and expenses were slightly less than the same quarter last year.

     Adjusted EBITDA(1) for the third quarter of 2008 was $4.4 million, a decrease of $5.9 million, or 58 percent, from $10.3 million for the comparable period in the prior year. Adjusted EBITDA consists of earnings before interest, income taxes, depreciation, amortization, equity-based compensation, asset impairment, loss on extinguishments of debt, the effects of the accounting for our interest rate swap agreement and mergers, acquisitions and development costs, net, as described within footnote (1) to the financial summary table below. Adjusted EBITDA(1) was 11 percent and 20 percent of net revenues for the three months ended September 30, 2008 and 2007, respectively.

     Net loss for the third quarter of 2008 was $3.5 million, or $0.28 per share, an increase of $14.8 million, compared to a net loss of $18.3 million, or $1.48 per share, for the same period in the prior year. Net loss for the third quarter ended September 30, 2007 included a $12.9 million loss on retirement of the Company's 11 percent Notes. Net losses for the third quarters ended September 30, 2008 and September 30, 2007 included a $0.6 million unrealized gain on derivatives and a $7.5 million unrealized loss on derivatives, respectively. The unrealized gain and loss on derivatives had no effect on cash or cash equivalents, and are the result of changes in the valuation of the interest rate swap derivative. Currently, the Company's interest rate swap derivative is valued at $11.7 million and is reflected as a long term liability. Generally, the balance reflects the cost of terminating the underlying interest rate swap agreement at September 30, 2008. Additionally, net losses for the third quarters ended September 30, 2008 and September 30, 2007 included $4.3 million and $4.6 million in interest expense, net of interest income, respectively.

     William L. Westerman, Chief Executive Officer, said, "This quarter was more challenging than the preceding quarter as business conditions continued to deteriorate. As a result of strong competitive pressure and weak customer demand, we lowered our Las Vegas hotel room rates in order to increase hotel occupancy and overall property revenues. Consequently, our Las Vegas hotel occupancy was relatively strong, and our casino and other revenues stabilized. However, the lower Las Vegas hotel rates and overall casino revenue decrease at both properties impacted our profit margins despite significant cost cutting. At our Black Hawk Property, slot revenues and income from operations suffered as macroeconomic conditions continued to negatively affect our customers' willingness to visit and game at the property. Overall, while I am disappointed with the significant downturn in our business, I feel strongly that our team is proactively addressing the key issues of preserving capital and maximizing operating results."

Nine Months Ended September 30, 2008

     Net revenues for the nine months ended September 30, 2008 were $133.8 million, a decrease of $24.3 million, or 15 percent, from $158.1 million for the comparable period in the prior year. Net revenues decreased due to a 13 percent net revenue reduction at Riviera Las Vegas and a 21 percent net revenue reduction at Riviera Black Hawk. Income from operations for the nine months ended September 30, 2008 was $11.9 million, a decrease of $13.2 million, or 52 percent, from $25.1 million for the comparable period in the prior year. Income from operations decreased as a result of a 48 percent operating income reduction at Riviera Las Vegas and a 45 percent operating income reduction at Riviera Black Hawk. Decreases in Riviera Las Vegas and Riviera Black Hawk net revenues and operating results are described in detail below. Included in income from operations for the nine-month period of 2008 was $2.9 million in corporate payroll and related expenses, $0.6 million in equity-based compensation costs and $0.1 in mergers, acquisitions and development costs. These corporate costs and expenses were slightly less than the same period last year.

     Adjusted EBITDA(1) was $23.5 million, a decrease of $12.6 million, or 35 percent, from $36.1 million for the comparable period in the prior year. Adjusted EBITDA(1) was 18 percent and 23 percent of net revenues for the nine months ended September 30, 2008 and 2007, respectively.

     Net income for the nine months ended September 30, 2008 was $0.8 million, or $0.07 per share on a fully diluted basis, an increase of $12.9 million, from a net loss of $12.1 million, or $0.98 per share, for the comparable period in the prior year. Net loss for the nine months ended September 30, 2007 included a $12.9 million loss on the retirement of the Company's 11 percent Notes. Net income for the nine months ended September 30, 2008 included a $1.6 million unrealized gain on derivatives and $12.7 million in interest expense and net loss for the nine months ended September 30, 2007 included a $6.6 million unrealized loss on derivatives and $17.7 million in interest expense, net of interest income. The unrealized gains and losses on derivatives have no effect on cash or cash equivalents, and are the result of changes in the valuations of the Company's interest rate swap derivative. The decrease in interest expense, net of interest income, was due primarily to more favorable interest rate terms associated with our new credit agreement, executed in June 2007.

     "In response to these tough economic conditions, we have aggressively cut labor and other operating costs and streamlined operations. These changes have helped us retain profits and capital. While it has been unfortunate to let go of so many of our faithful team members, I believe that we are employing the right strategy to maximize income and cash from operations. In response to our reduction in EBITDA(1), we have suspended our room renovation project after completing four of the five towers and spending $18.7 million on the project. Once economic conditions improve and we have built up our cash reserve, we plan to complete the remainder of the project for a cost of approximately $4.3 million. We expect fourth quarter EBITDA to be down year-over-year by a similar amount as our third quarter and for EBITDA to trend down year-over-year for the first half of next year, albeit by a smaller percentage. We also expect our cash balances to generally reflect corresponding downward trends. Currently, we have $2.5 million drawn on our Revolving Credit Facility. Based on our estimates, we have no intentions of drawing additional funds against our Revolving Credit Facility. I want to point out that there is no assurance that these estimates will prove to be accurate, although we believe them to be so at the present time. In the event, however, that the Company's EBITDA or cash balances decline more than expected in the future period described, it could have a material adverse effect on the Company," commented Mr. Westerman.

Riviera Las Vegas

     Net revenues for the three months ended September 30, 2008 were $30.2 million, a decrease of $7.7 million, or 20 percent, from $37.9 million for the comparable period in the prior year. Income from operations for the three months ended September 30, 2008 was $0.2 million, a decrease of $4.4 million, or 95 percent, from $4.6 million for the comparable period in the prior year. EBITDA for the three months ended September 30, 2008 was $2.9 million, a decrease of $3.2 million, or 52 percent, from $6.1 million for the comparable period in the prior year.

     Net revenues for the nine months ended September 30, 2008 were $101.2 million, a decrease of $15.4 million, or 13 percent, from $116.6 million for the comparable period in the prior year. Income from operations for the nine months ended September 30, 2008 was $10.0 million, a decrease of $9.3 million, or 48 percent, from $19.3 million for the comparable period in the prior year. EBITDA for the nine months ended September 30, 2008 was $16.6 million, a decrease of $7.5 million, or 31 percent, from $24.1 million for the comparable period in the prior year.

     Casino revenues for the three months ended September 30, 2008 decreased $3.1 million, or 21 percent, from the comparable period in the prior year. The decrease in casino revenues was primarily due to lower slot revenues as a result of reduced hotel occupancy and the weakened economy's impact on discretionary spending and consumer sentiment. In comparison to the same quarter last year, slot machine win per unit per day decreased $18.66, or 15 percent, to $107.88.
Net room division revenues decreased $2.7 million, or 18 percent, compared to the same quarter in the prior year. The decrease in net room division revenue was primarily due to a 13 percent decrease in occupied hotel room nights and a 5 percent decrease in average hotel room rental rates. Hotel occupancy was 87 percent compared to 94 percent for the same quarter last year. Average daily room rental rate was $75.17 compared to $79.13 for the same period in the prior year. The decrease in average daily room rate was primarily due to a 25 percent reduction in average leisure segment room rental rates. Revenue per available hotel room decreased $8.84, or 12 percent, to $65.44 from $74.28 for the same quarter last year.

     Casino revenues for the nine months ended September 30, 2008 decreased $8.3 million, or 17 percent, from the comparable period in the prior year. The decrease in casino revenues was primarily due to lower slot revenues as a result of the weak economy and reduced hotel occupancy. In comparison to the same nine months last year, slot machine win per unit per day decreased $17.49, or 13 percent, to $117.86. Net room division revenues decreased $4.7 million, or 10 percent, compared to the same nine months in the prior year. The decrease in net room division revenue was primarily due to a 25 percent decrease in leisure segment occupied hotel room nights. Hotel occupancy was 84 percent compared to 94 percent for the same nine months last year. Average daily room rental rate was $88.29 compared to $83.13 for the same nine months in the prior year. The increase in average daily room rate was primarily due to a 9 percent increase in convention segment room rental rates. Revenue per available hotel room decreased $3.73, or 5 percent, to $74.51 from $78.24 for the same nine months last year.

     "This quarter was challenging and we focused most of our efforts on reducing operating costs and increasing leisure segment hotel occupancy. We made significant cost cuts in every area. Moreover, our sales efforts were successful in increasing hotel occupancy, however, at a reduced average daily room rate. While leisure segment customer demand continues to suffer, I am happy to report that our convention business continues to perform well. Furthermore, casino revenues stabilized during the quarter. Overall, it has been a difficult quarter, however, I believe that we are focused on the right areas in order to optimize operating profits," commented Robert Vannucci, Chief Operating Officer of Riviera Las Vegas.

Riviera Black Hawk

     Net revenues for the three months ended September 30, 2008 were $10.0 million, a decrease of $4.4 million, or 31 percent, from $14.4 million for the comparable period in the prior year. Income from operations for the three months ended September 30, 2008 was 1.2 million, a decrease of $2.5 million, or 66 percent, from $3.7 million for the comparable period in the prior year. EBITDA for the three months ended September 30, 2008 was $2.5 million, a decrease of $2.9 million, or 55 percent, from $5.4 million for the comparable period in the prior year.

     Net revenues for the nine months ended September 30, 2008 were $32.6 million, a decrease of $8.9 million, or 21 percent, from $41.5 million for the comparable period in the prior year. Income from operations for the nine months ended September 30, 2008 was $5.6 million, a decrease of $4.6 million, or 45 percent, from $10.2 million for the comparable period in the prior year. EBITDA for the nine months ended September 30, 2008 was $9.9 million, a decrease of $5.2 million, or 35 percent, from $15.1 million for the comparable period in the prior year.

     "It was a very difficult quarter within the Black Hawk market as the negative factors that influenced the last quarter persist including the effects of the Colorado Smoking Ban, which went into effect January 1, 2008. Our revenue decline correlated with the worsening economy as fewer customers visited the property and those who did, wagered less. Our slot machine revenues, which comprise approximately 95 percent of our total revenues, decreased 31 percent, from the third quarter in the prior year. To mitigate revenue losses, our property management team has aggressively reduced labor and other operating costs," said Mr. Westerman.

Conference Call Information

     In conjunction with the release of the third quarter 2008 financial results, Riviera Holdings Corporation will broadcast a conference call at 2 p.m. Eastern Daylight Time today, Thursday, November 6, 2008. Investors can listen to the call via the Internet at www.rivierahotel.com or by dialing (866) 293-8971. The conference call rebroadcast will be available at (888) 203-1112, code 4855586.

Forward -Looking Statements

     The forward-looking statements in this news release, which reflect our best judgment based on factors currently known to us, involve significant risks and uncertainties including the hotel and casino market conditions, refinancing opportunities and interest rates, increases in energy costs, general economic and political conditions, financing requirements, expansion and modernization objectives and timetables, regulatory requirements and other risks and uncertainties detailed from time to time in filings with the Securities and Exchange Commission. Our actual results may differ materially from what is expressed or implied in our forward-looking statements. We do not plan to update our forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

About Riviera Holdings Corporation

     Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera Holding Corporation's stock is listed on the American Stock Exchange under the symbol RIV.

                                                           - Tables Follow -

Riviera Holdings Corporation
Financial Summary

(Amounts in thousands               Three Months Ended September 30        Nine Months Ended September 30
except per share amounts)          2008      2007      Var     %Var      2008      2007      Var     %Var

Net Revenues:
Riviera Las Vegas                 $30,231   $37,940 $(7,709)  -20.3%  $101,206 $ 116,597 $(15,391)  -13.2%
Riviera Black Hawk                  9,977    14,440  (4,463)  -30.9%    32,579    41,475   (8,896)  -21.4%
                               -----------------------------          ----------------------------
 Total Net Revenues                40,208    52,380 (12,172)  -23.2%   133,785   158,072  (24,287)  -15.4%

Income From Operations:
Riviera Las Vegas                     229     4,572  (4,343)  -95.0%     9,983    19,277   (9,294)  -48.2%
Riviera Black Hawk                  1,241     3,695  (2,454)  -66.4%     5,580    10,204   (4,624)  -45.3%
Mergers, Acquisitions
and Development Costs, net           (59)     (160)     101    63.1%     (104)     (448)      344    76.8%
Equity-Based Compensation           (188)     (206)      18     8.7%     (620)     (759)      139    18.3%
Corporate Expenses                (1,028)   (1,237)     209    16.9%   (2,900)   (3,210)      310     9.7%
                               -----------------------------          ----------------------------
 Total Income From Operations:       195     6,664   (6,469)  -97.1%   11,939    25,064   (13,125)  -52.4%

Adjusted EBITDA (1):
Riviera Las Vegas                  2,931     6,131   (3,200)  -52.2%    16,551    24,143  (7,592)   -31.4%
Riviera Black Hawk                 2,458     5,440   (2,982)  -54.8%     9,891    15,132  (5,241)   -34.6%
Corporate Expenses                (1,028)   (1,237)     209    16.9%   (2,900)   (3,210)     310      9.7%
                               -----------------------------          ----------------------------
  Total Adjusted EBITDA            4,361    10,334   (5,973)  -57.8%    23,542    36,065 (12,523)    34.7%

Adjusted EBITDA Margins (2):
Riviera Las Vegas                  9.7%     16.2%   -6.5%              16.4%     20.7%    -4.3%
Riviera Black Hawk                24.6%     37.7%  -13.1%              30.4%     36.5%    -6.1%
Consolidated                      10.8%     19.7%   -8.9%              17.6%     22.8%    -5.2%

    Net income (loss)          $ (3,464) $(18,254) $14,790              $ 826  $(12,118) $12,944

EARNINGS PER SHARE DATA:
Weighted average basic
shares outstanding               12,412    12,326      86             12,387    12,303      84
 Basic earnings
(loss) per share                $(0.28)   $(1.48)    $1.20            $0.07    $(0.98)    $1.05


Weighted average diluted
shares outstanding               12,412   12,326       86             12,547    12,303     244
 Diluted earnings
(loss) per share                $(0.28)   $(1.48)    $1.20            $0.07    $(0.98)    $1.05




(1) Adjusted EBITDA consists of earnings before interest, income taxes, depreciation, amortization, equity-based compensation, asset impairment loss on extinguishments of debt, the effects of the accounting for our interest rate swap agreement, and mergers, acquisitions and development costs, net, as shown in the reconciliation with net income in the tables below in this release. Adjusted EBITDA is presented solely as a supplemental disclosure because we believe that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies by certain investors. We use property-level EBITDA (earnings before interest, income taxes, depreciation, amortization and corporate expense) as the primary measure of our business segment properties' performance, including the evaluation of our operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report EBITDA or Adjusted EBITDA may calculate it in a different manner than we do. A reconciliation of net income (loss) to Adjusted EBITDA is included in the tables below in this release.

(2)Adjusted EBITDA Margins represent Adjusted EBITDA divided by Net Revenues.

Riviera Holdings Corporation and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA
(Amounts in thousands)                                                  Mergers
                       Net      Other  Operating           Equity   Acquisitions,
                      Income    Income   Income   Depre-    Based  Development  Management  Adjusted
                      (Loss)   (Expense) (Loss)   ciation    Comp    & Costs       Fee      EBITDA
Third Quarter 2008:
Riviera Las Vegas     $  238      $  9   $  229   $2,832       -          -   $  (130)    $ 2,931
Riviera Black Hawk       (73)   (1,314)   1,241    1,087       -          -       130       2,458
Corporate             (3,629)   (2,354)  (1,275)     -       188         59        -       (1,028)
                      -------  ---------  ------- ------   -----    -------     --------  ---------
                     $(3,464)  $(3,659)   $ 195   $3,919   $ 188    $    59    $   -       $4,361

Third Quarter 2007:
Riviera Las Vegas      $4,628    $   56  $ 4,572   $2,331       -          -    $ (772)    $ 6,131
Riviera Black Hawk      1,996    (1,699)   3,695      973       -          -       772       5,440
Corporate             (24,878)  (23,275)  (1,603)      -      206        160        -       (1,237)
                      -------  ---------  -------  ------   -----    -------     --------  ---------
                     $(18,254) $(24,918)  $6,664   $3,304   $ 206    $   160     $  -      $10,334

Nine Months Ended
September 30, 2008:
Riviera Las Vegas      $10,020     $  37  $ 9,983   $7,656      -          -   $ (1,088)   $16,551
Riviera Black Hawk       1,644   (3,936)    5,580    3,223      -          -      1,088      9,891
Corporate              (10,838)  (7,214)   (3,624)     -      620        104        -       (2,900)
                       -------  ---------  -------  ------   -----    -------     --------  ---------
                       $  826  $(11,113)  $11,939  $10,879   $620    $   104      $ -      $23,542

Nine Months Ended
September 30, 2007:
Riviera Las Vegas     $19,422   $  145    $19,277   $6,872      -          -    $(2,006)   $24,143
Riviera Black Hawk      4,693   (5,511)    10,204    2,922      -          -      2,006     15,132
Corporate             (36,233) (31,816)    (4,417)     -      759        448        -       (3,210)
                      -------  ---------  -------  ------   -----    -------     --------  ---------
                     $(12,118)$(37,182)   $25,064   $9,794   $759    $   448      $ -      $36,065


Balance Sheet Summary
                                                Sept 30,  Dec 31,
                                                  2008     2007
                                                -------------------
Cash and short term investments                   $23,304  $31,591
Total current assets                               29,827   40,211
Property and equipment, net                       183,283  172,865
Total assets                                      218,266  218,462
Long-term debt, net of current
portion                                           225,320  225,288
Total  current liabilities                         27,285   26,665
Total shareholders' deficiency                   (46,279) (47,826)

RIVIERA HOLDINGS CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands,                    Three Months Ended   Nine Months Ended
except per share amounts)                    September 30         September 30
                                             2008     2007    2008       2007
                                         ------------------ ---------------------
Revenues:
  Casino                                 $21,516   $28,935   $71,062    $87,941
  Rooms                                   12,138    14,812    41,561     46,276
  Food and beverage                        6,939     7,976    22,487     24,937
  Entertainment                            3,549     4,102    10,182      9,959
  Other                                    1,657     1,684     5,136      5,041
                                         ------------------ ---------------------
   Total Revenues                         45,799    57,509   150,428    174,154
                                         ------------------ ---------------------
   Less-promotional allowances            (5,591)   (5,129)  (16,643)   (16,082)
                                         ------------------ ---------------------
            Net revenues                  40,208    52,380   133,785    158,072
                                         ------------------ ---------------------
COSTS AND EXPENSES:
  Direct costs and expenses of
operating departments:

    Casino                                11,494    13,849    36,333    42,460
    Rooms                                  6,377     7,520    19,645    21,619
    Food and beverage                      5,007     6,129    16,349    18,608
    Entertainment                          2,023     2,684     6,384     6,353
    Other                                    315       368       971     1,043
  Other operating expenses:
    General and administrative            10,631    11,496    30,561    31,924
    Mergers, Acquisitions and
       Development Costs                      59       160       104       448
    Share-Based Compensation                 188       206       620       759
    Depreciation and amortization          3,919     3,304    10,879     9,794
                                         ------------------ ---------------------
            Total costs and expenses      40,013    45,716   121,846   133,008
                                         ------------------ ---------------------
INCOME FROM OPERATIONS                       195     6,664    11,939    25,064
                                         ------------------ ---------------------
OTHER INCOME EXPENSE:
  Interest expense, net                   (4,274)   (4,569)  (12,730)  (17,660)
  Loss on Retirement of Debt                 -     (12,878)     -      (12,878)
  Gain/(Loss) on Derivatives                 615    (7,471)    1,617    (6,644)
                                         ------------------ ---------------------
            Total other expense           (3,659)  (24,918)  (11,113)  (37,182)
                                         ------------------ ---------------------
NET INCOME (LOSS):                       $(3,464) $(18,254)     $826  $(12,118)
                                         ================== =====================
INCOME (LOSS) PER SHARE DATA:
Shares used in calculating net
income (loss) per common share:
Basic                                     12,412   12,326    12,387     12,303
Diluted                                   12,412   12,326    12,547     12,303
Net Income (Loss) per common share:
Basic                                     $(0.28) $(1.48)     $0.07     $(0.98)
Diluted                                   $(0.28) $(1.48)     $0.07     $(0.98)
